EXHIBIT 10.2

LICENSE AND DISTRIBUTION AGREEMENT
between
CHIESI FARMACEUTICI S.p.A.
and
CORNERSTONE THERAPEUTICS INC.
Dated May 6, 2009

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

-i -

LICENSE AND DISTRIBUTION AGREEMENT
     This LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”) is made as of this 6th day of May, 2009 (the “Effective Date”) between Chiesi Farmaceutici S.p.A. a company incorporated under the laws of Italy, with its principal place of business at Via Palermo 26/A, 43100 Parma, Italy (“Chiesi”) and Cornerstone Therapeutics Inc. a corporation incorporated under the laws of Delaware, with its principal place of business at 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, USA (“Cornerstone”, and together with Chiesi, the “Parties”, each a “Party”).
WITNESSETH
     WHEREAS, Chiesi has developed the Product (hereinafter defined) and Chiesi owns or Controls (hereinafter defined) the entire right, title and interest to the Know-How (hereinafter defined) and the Trademark (hereinafter defined), all of them relevant to the Product, and the right to their exploitation in the Territory (hereinafter defined);
     WHEREAS, Chiesi had entered into a License and Supply Agreement dated as of [***], as amended (the “Former Agreement”) with [***], pursuant to which Chiesi granted [***] an exclusive license to use and sell the Product under the Trademark in the Territory;
     WHEREAS, Chiesi and [***] have entered into an Amendment and Settlement Agreement dated as of [***] (the “[***] Settlement Agreement”), pursuant to which they have agreed, inter alia, to terminate the Former Agreement as of the Transfer Date;
     WHEREAS, Cornerstone has experience in the distribution, marketing and selling of ethical pharmaceutical specialties for respiratory diseases in the Territory;
     WHEREAS, Chiesi and Cornerstone have entered into a Stock Purchase Agreement of even date, pursuant to which Chiesi has agreed to purchase an aggregate of 1,600,000 shares of Cornerstone’s common stock, par value $0.001 per share (the “Stock Purchase Agreement”);
     WHEREAS, Chiesi and Cornerstone have also agreed to enter into this Agreement, pursuant to which Cornerstone will obtain a license from Chiesi for the purpose of importing, storing, handling, promoting, distributing, marketing, offering for sale and selling the Product under the Trademark in the Territory; and
     WHEREAS, the Parties intend to enter into a separate Technical Agreement (hereinafter defined) relating to the quality and technical aspects of the Product and a separate Pharmacovigilance Agreement (hereinafter defined).
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be bound, and it being understood that the above recitals shall be deemed to be incorporated into and form part of this Agreement, the Parties hereby agree as follows:

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 1
DEFINITIONS
     1.1 “Act” means the US Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service Act of 1944 and the regulations promulgated under those Acts, as may be amended from time to time.
     1.2 “Affiliate” shall mean, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified. For this purpose, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
     1.3 “Agency” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the manufacture, packaging, labeling, testing, release, storage, handling, sale, distribution or use of the Product, including the FDA.
     1.4 “Applicable Laws” means the Act and other laws, rules and regulations, (including any rules, regulations, guidelines or other requirements of any Agency) applicable to the manufacture, packaging, labeling, testing, release, storage, handling, sale, distribution or use of pharmaceutical products, as may be in effect from time to time in the Territory.
     1.5 “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks located in New York City, New York are required or permitted by law to be closed for the conduct of regular banking business.
     1.6 “Calendar Month” shall mean a single month starting on the first day of each month and ending on the last day of that same month. “Calendar Quarter” shall mean the 3 month period beginning on January 1 and ending on March 31; the period beginning on April 1 and ending on June 30; the period beginning on July 1 and ending on September 30; or the period beginning on October 1 and ending on December 31.
     1.7 “Certificate of Analysis” shall mean, for each batch of Product produced, a document prepared by Chiesi or its contract manufacturer setting forth the measured and observable characteristics of Product for the batch, and confirming that such batch meets the Specifications. Each Certificate of Analysis shall include: (a) a listing of tests performed by or on behalf of Chiesi or its contract manufacturer, test date(s), and test results, and a certification of the accuracy of each of the foregoing; and (b) a reference to or inclusion of the related Certificate of Compliance.
     1.8 “Certificate of Compliance” means a document identified as such, signed by the senior quality manager, or designee, and provided by Chiesi or its contract manufacturer to Cornerstone that states, certifies, warrants and reflects that each batch of Product was produced and tested in compliance with the Specifications, cGMPs, the master batch record and all other applicable regulatory documents.

     1.9 “Claims” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.
     1.10 “Controlled” or “to Control”, in relation to any Intellectual Property Rights shall mean such Intellectual Property Rights in the possession (whether by ownership, license or other right, other than pursuant to this Agreement) by a Party or its Affiliates with the ability to grant to the other Party access and/or a license (or sublicense) as provided herein under such right without violating the terms of any agreement or other arrangement with any Third Party and without requiring any further consent from such Third Party.
     1.11 “Field of Use” shall mean all indications approved under the approved Marketing Authorization for the Product in the Territory as of the Transfer Date.
     1.12 “First Commercial Sale” shall mean, with respect to the Product, the first arm’s-length commercial sale for value to a Third Party after the Transfer Date. Sales for investigator initiated trials, named patient programs, test marketing, non-registrational studies or any similar instance where the Product is supplied at cost or without charge shall not constitute a First Commercial Sale. For clarity, First Commercial Sale shall not include the distribution of demonstration or training units that are not able to be operated or intended to be used as a Product.
     1.13 “Force Majeure” shall mean in relation to either Party any occurrence beyond the reasonable control of that Party.
     1.14 “Improvement” shall mean any discovery, development, invention, enhancement or modification, patentable or otherwise, relating to the Product, including any analytical methodology, ingredients, preparation, presentation, means of delivery or administration, use or packaging of the Product.
     1.15 “IND(s)” shall mean any investigational new drug application filed with Regulatory Authorities in the Territory for approval to perform a clinical trial.
     1.16 “Intellectual Property Rights” shall mean patents, trademarks, Know-How, service marks, logos, trade names, rights in designs, copyright, domain names, utility models and other intellectual property rights, whether registered or unregistered, and including applications for registration, and all rights or forms of protection having equivalent or similar effect in the Territory.
     1.17 “Know-How” shall mean all information, procedures, instructions, techniques, data, technical information, knowledge and experience (including toxicological, pharmaceutical, clinical, non-clinical, medical data and health registration data), designs, processing, specifications and technology to the extent necessary to distribute, sell, or offer for sale the Product in the Territory, whether in written, electronic or other form, as owned or Controlled by Chiesi.
     1.18 “Losses” shall mean any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments,

fines, dues, penalties, costs, fees, liabilities, obligations, liens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts).
     1.19 “Marketing Authorization” shall mean all necessary regulatory and governmental approvals and registrations, including NDA approvals, that are required by an Agency to market, distribute, promote and sell the Product in the Territory.
     1.20 “Marketing Authorization Application(s)” shall mean any or all applications to a Regulatory Authority in the Territory in order to obtain Marketing Authorization.
     1.21 “NDA” shall mean (a) the single application or set of applications for approval and/or pre-market approval to make and sell commercially in the United States a pharmaceutical product filed with the FDA, including all information included in Drug Master Files (DMFs) related to such application(s), and any related registrations with or notifications to the FDA, and (b) all supplements and amendments that may be filed with respect to any of the foregoing.
     1.22 “Net Sales” shall mean gross sales amount of the Product in finished packaging invoiced or otherwise fiscally charged by Cornerstone to unrelated Third Parties in the Territory less (i) any trade, quantity or cash discounts in amounts customary in the trade allowed to customers, (ii) all sales or excise taxes, duties and similar charges made or incurred by reference to the sale of the Product by Cornerstone, (iii) chargeback payments, rebates, fees, GPO (group purchasing organization) administrative fees, and other similar adjustments for the Product, including those granted on price adjustments, billing errors, reimbursements or similar payments granted or given to Third Party wholesalers or other Third Party distributors, buying groups, health insurance carriers or other institutions, including those paid in connection with such sales to any governmental entity, (iv) freight, insurance and other transportation charges to the extent included in the invoice price, and (v) customary allowances or credits, not exceeding the original billing or invoice amount, granted by Cornerstone on account of claims, rejected or returned Product.
     1.23 “Net Sales Price” shall mean the Net Sales during the previous Calendar Month/Quarter in the Territory divided by the total number of units of Product to which such Net Sales were attributable and calculated separately for each vial size of the Product.
     1.24 “Product” shall mean the finished, fully packaged, product containing a porcine lung surfactant in vials of 1.5 and 3.0 ml manufactured under the Know-How and currently sold under the Trademark pursuant to NDA # 020744.
     1.25 “Regulatory Authorities” shall mean any Agency which has responsibility in the Territory for granting Marketing Authorization.
     1.26 “Regulatory Requirements” shall mean all applicable standards relating to drug products, as identified in the Act.
     1.27 “SKU” shall mean a specific packaged presentation of a defined quantity of a specific dosage strength of the Product, such as a vial of 1.5 or 3.0 ml identified by Chiesi by its Stock Keeping Unit number, to be identified in the Territory by National Drug Code numbers identifying Cornerstone as the labeler.

     1.28 “Specifications” shall mean all finished product specifications and packaging specifications, pursuant to the Regulatory Requirements and as approved in the Territory under the Marketing Authorization with which compliance is required for the fabrication, packaging, labeling, testing, storage, handling, sale and release of the Product in the Territory, together with any other specification indicated in the Technical Agreement separately signed by the Parties.
     1.29 “Territory” shall mean the United States of America and its territories and possessions.
     1.30 “Third Party” shall mean any entity other than Chiesi, Cornerstone and their respective Affiliates.
     1.31 “Trademark” shall mean the Curosurf® trademark, USPTO registration number 1905266, and as set out in Appendix A.
     1.32 Interpretation. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement; (e) all currencies shall be shown in United States Dollars; and (f) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The English language shall be controlling in all respects in this Agreement.
     1.33 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
cGMPs	5.9.1
Chiesi	Preamble
Chiesi Intellectual Property	8.1
Confidential Information	11.1
Cornerstone	Preamble
[***]	Recitals
[***] Settlement Agreement	Recitals
Effective Date	Preamble
Floor Price	6.2
Former Agreement	Recitals
Loss	10.1
Monthly Report	6.4
Parties	Preamble
Pharmacovigilance Agreement	4.6
Purchase Order	5.3.2

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Definition	Section
Report	6.4
Rolling Forecast	5.3.1
Supply Price	6.1
Stock Purchase Agreement	Recitals
Technical Agreement	5.2
Term	12.1
Transfer Date	4.1
VAT	6.3
ARTICLE 2
GRANT
     2.1 License Grant. Beginning on the Transfer Date, Chiesi hereby grants to Cornerstone, and Cornerstone hereby accepts from Chiesi, a non-transferable, exclusive license under the Know-How and the Trademark, for the purposes of importing, storing, handling, promoting, distributing, marketing, offering for sale and selling the Product in the Territory for use in the Field of Use.
     2.2 External Opportunities. Cornerstone hereby agrees that, during the term of this Agreement, and unless expressly agreed upon by the Parties in writing, Cornerstone shall not, directly or indirectly, import, store, handle, promote, distribute, market, offer for sale or sell the Product outside the Field of Use or outside the Territory. Furthermore, all inquiries or orders received or known to Cornerstone relating to the (i) sale or delivery of the Product outside the Territory or (ii) use of the Product outside the Field of Use shall be referred by Cornerstone to Chiesi. It is Cornerstone’s responsibility to document and communicate the specific details of all business opportunities relating to the foregoing to Chiesi.
     2.3 Sublicensing; Co-Promotion. Cornerstone shall not have the right to grant sublicenses without the prior written consent of Chiesi. In addition, Cornerstone may not enter into any co-promotion agreements concerning the Product for use in the Field of Use for sale in the Territory without the express written consent of Chiesi as to the co-promoting Party, such approval not to be unreasonably held or delayed. Cornerstone shall in any case be responsible to Chiesi for all acts and omissions of such co-promoting Party, if any, as they relate to this Agreement.
ARTICLE 3
OBLIGATIONS OF CORNERSTONE
     The following obligations of Cornerstone shall begin upon the Transfer Date:
     3.1 Own Account. Cornerstone shall place orders for the Product with Chiesi and shall resell the ordered Product to Cornerstone’s customers solely in the Field of Use in the Territory. In an effort to ensure supply to the market within the Territory goes uninterrupted, Chiesi will use commercially reasonable efforts to ensure adequate supply of Product is available for commercial sales by Cornerstone based off the initial Rolling Forecast promptly upon Transfer.

     3.2 Efforts. Cornerstone shall promote, distribute, market, offer for sale and sale the Product using commercially reasonable efforts to achieve maximum market impact and concentration throughout the Territory, such efforts to be at least at the same level of effort, but not the same number of full-time employees, as with other similar products of similar sales potential which Cornerstone promotes, distributes, markets or sells. In addition, Cornerstone shall use commercially reasonable efforts to ensure that the First Commercial Sale in the Territory occurs promptly after Chiesi makes available commercial supplies of the Product after the Transfer Date.
     3.3 Information and Reports. Cornerstone shall provide Chiesi with written and oral reports, market information, competitive activities, sales forecasts, development of prices and other pertinent customer and industry information as may be reasonably required from time to time by Chiesi and to keep Chiesi informed of Cornerstone’s activities and anticipated future orders. In addition, Cornerstone shall keep Chiesi regularly informed of all other material details concerning the promotion, distribution, marketing and sale of the Product in the Territory as Chiesi may reasonably request.
     3.4 Facilities. Cornerstone, or its designees, shall maintain facilities in the Territory suitable for the conduct of Cornerstone’s business, and in compliance with the Regulatory Requirements. Cornerstone agrees that Chiesi may inspect, or have inspected, the facilities of Cornerstone to determine compliance with the Regulatory Requirements associated with the storage and distribution of the Product. In addition, Chiesi shall have the right, upon reasonable notice and during business hours, to inspect or cause to be inspected at its own expense the facilities of Cornerstone where the Product is stored.
     3.5 Records. Cornerstone and its designees, shall maintain accurate records pertaining to the sale and distribution of the Product to its customers, for a period of at least one year after the expiration date of each lot or batch of such Product, with sufficient detail to enable the recall of such Product from the market. Cornerstone shall also maintain accurate records of all complaints it has received regarding the Product, and the results of the investigation thereof, for a period of at least one year after the expiration date of the lot or batch of such Product.
     3.6 Training. Cornerstone shall ensure that the Product is stored at a designated Third Party logistics facility that is compliant with the Regulatory Requirements, and is shipped to its customers, under the supervision of personnel having training sufficient to protect the health of the consumer and purchaser. Cornerstone shall train and maintain an adequate staff of appropriate personnel, sufficiently knowledgeable about the Product following Chiesi training guidelines, in order to enable such personnel to effectively (i) promote the sale of the Product, (ii) respond to customer inquiries and complaints and (iii) respond to inquiries from regulatory personnel.
     3.7 Compliance with Laws and Instructions. Cornerstone shall hold all applicable licenses, and shall comply with all related directives, laws, rules and regulations, in connection with the importation, storage, handling, promotion, distribution, marketing and sale of the Product in the Territory. In its promotion, marketing or sale of the Product, Cornerstone agrees to avoid making any statements, representations, warranties or guarantees concerning the Product except as expressly authorized pursuant to the Marketing Authorization for the Product.

Cornerstone shall, in its importation, storage, handling, distribution, marketing and sale of the Product, comply with the quality standards of Chiesi and at all times adhere to a level of quality at least as high as Cornerstone maintains for similar activities conducted in relation to its other products.
     3.8 Inventory. Cornerstone shall maintain sufficient stocks of Product to meet all reasonably foreseeable demands for the Product in the Territory without undue delay, and in no event to maintain less stock than [***]. Cornerstone shall not be held to the aforementioned standard in the event of inventory shortfall arising from supply issues from Chiesi.
     3.9 Selling Costs. For the avoidance of doubt, all importing, storing, handling, promoting, distributing, marketing and selling costs and expenses relating to the Product within the Territory shall be borne exclusively by Cornerstone.
     3.10 [***]. Cornerstone hereby commits to [***]. Cornerstone shall be entitled to have reasonable contact with [***]. Cornerstone shall make requests for contact with [***]. If Cornerstone chooses [***]. Notwithstanding the foregoing and subject to relevant law, if Cornerstone is unable, [***]. For the purposes of this Section 9.2.4, “[***]” shall mean [***]. Such [***] shall be subject to the provisions of Section 12.5.
ARTICLE 4
MARKETING AUTHORIZATION AND PHARMACOVIGILANCE
     4.1 Transfer of Marketing Authorization. Chiesi shall procure the transfer of the Marketing Authorization currently held by [***] in the Territory to Cornerstone using Cornerstone Regulatory Counsel as of [***] (the “Transfer Date”). All expenses related to Marketing Authorization transfer procedures shall be borne by Cornerstone.
     4.2 Maintenance. Upon the Transfer Date, Cornerstone shall be fully responsible for, at its own expense, taking such steps and actions, in accordance with instructions provided by Chiesi from time to time, as may be necessary and advisable to maintain the Marketing

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

Authorization held by Cornerstone in the Territory, including making all applications, requests for authorizations and submissions of information related to the Marketing Authorization Application. Should the Parties mutually desire a new Marketing Authorization Application, pre-clinical and clinical testing connected with or related to relevant IND(s) and Marketing Authorization Application(s) shall be at an equally shared cost between Cornerstone and Chiesi. However, to the extent that Cornerstone unilaterally desires a new Marketing Authorization Application, then Cornerstone shall be solely responsible for all costs and expenses associated with pre-clinical and clinical testing connected with or related to relevant IND(s) and Marketing Authorization Application(s).
     4.3 Protocols. Prior to the commencement of any external scientific investigation, Cornerstone shall provide Chiesi, for Chiesi’s approval, with a protocol, including the relevant clinical report form, for any study to be undertaken by Cornerstone with the Product. Chiesi shall have the right to disagree with or request a modification of such proposed study, should it be reasonably deemed harmful for the sound international development of the Product. Chiesi shall reply in writing no later than twenty (20) Business Days from the receipt of the protocols in question, otherwise the protocols will be deemed accepted by Chiesi.
     4.4 Reports/Studies.
          4.4.1 Study Reports. Cornerstone undertakes to keep Chiesi duly and fully informed of the efforts made by Cornerstone pursuant to Section 4.3, by providing Chiesi upon request, but no less frequent than every six (6) months, with detailed reports in writing informing Chiesi of the progress made and results of the studies performed with the Product in the Territory.
          4.4.2 Cornerstone Study Results. Cornerstone shall make available to Chiesi, as soon as possible, results of all studies made with the Product to the extent Cornerstone has Control of such results. Chiesi shall be free to use, directly or indirectly, all such results in and outside the Territory free of charge.
          4.4.3 Chiesi Study Results. Chiesi shall make available to Cornerstone, as soon as possible, results of all studies made with the Product to the extent Chiesi has Control of such results. Cornerstone shall be free to use, directly or indirectly, all such results in the Territory pursuant and subject to the terms of this Agreement.
          4.4.4 Regulatory Status. Furthermore, Cornerstone shall keep Chiesi informed of the status of IND(s), Marketing Authorization Application(s), Marketing Authorization and other authorizations held or managed by Cornerstone pursuant to Section 4.2, by providing Chiesi with documents and reports in the following manner:
               (a) with respect to IND(s) or Marketing Authorization Application(s) or Marketing Authorization, Cornerstone shall regularly, and in any case within twenty (20) Business Days, inform Chiesi of any submissions or grants thereof by sending Chiesi a written report by the most appropriate means of transmission; and
               (b) with respect to any and all filings, authorizations, acceptances, permissions, material correspondence or similar relevant documents, Cornerstone shall provide

Chiesi with copies, by the most appropriate means of transmission, regularly upon dispatch or receipt thereof and in any case within forty (40) Business Days.
     4.5 Meetings. The Parties shall meet at least twice a year in person, unless otherwise mutually agreed by the Parties, to share, discuss and evaluate medical, scientific, legal, quality and regulatory information relevant to the Product.
     4.6 Pharmacovigilance. The Parties agree that, upon execution of this Agreement, and in no event later than ten (10) weeks after the Effective Date, they shall enter into a separate pharmacovigilance agreement, containing all customary terms and conditions, for the exchange of adverse event and safety information, including pregnancy exposure data concerning the Product (the “Pharmacovigilance Agreement”). Until the Pharmacovigilance Agreement is finalized, the Parties shall exchange such data in a manner that enables each Party to fulfill regulatory requirements within their own territories (and within any other limits of this Agreement).
ARTICLE 5
SUPPLY AND MANUFACTURING
     5.1 Responsibility for Manufacturing. Except as otherwise provided in this Agreement, Chiesi shall use commercially reasonable efforts to produce and supply to Cornerstone its entire requirements of the Product for use in the Field of Use for sale in the Territory in response to Purchase Orders (as defined below). Cornerstone will purchase exclusively from Chiesi the Product for use in the Field of Use for sale in the Territory. During the Term, Chiesi, and its contract manufacturer, collectively shall hold and maintain all licenses and permits, for the Term of this Agreement, as are required to fabricate, package, label, test and store the Products in the Territory, and sell the Products to Cornerstone.
     5.2 Technical Agreement. Upon execution of this Agreement, the Parties shall promptly, and in no event later than ten (10) weeks after the Effective Date, enter into a separate technical agreement, whereby the Parties will define their respective responsibilities in relation to the cGMPs and quality matters, technical specifications, release and the supply of the Product (the “Technical Agreement”). The Technical Agreement shall include examples of the Certificate of Analysis and Certificate of Compliance.
     5.3 Forecasting and Ordering.
          5.3.1 Rolling Forecasts. Cornerstone shall submit to Chiesi by the first day of each Calendar Month during the Term, a forecast of Products that Cornerstone anticipates ordering from Chiesi, including samples, for each of the following [***] (“Rolling Forecast”). The first [***] months of each Rolling Forecast shall be considered as binding, the quantities indicated for the months from the [***] up to the [***] month can be varied by Cornerstone by no more than +/- [***] percent ([***]%) compared to the previous Rolling Forecast, while the quantities indicated for the months from the [***] up to the [***] month can be varied by Cornerstone by no more than +/- [***] percent ([***]%) compared to the previous Rolling Forecast, while the quantities indicated for the months after the [***] month can be

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

freely varied by Cornerstone compared to the previous Rolling Forecast. Cornerstone acknowledges that Products are produced in full lot quantities, as set forth on Appendix B, and all Purchase Orders shall be in full batch quantities.
          5.3.2 Purchase Orders; Documentation. Cornerstone agrees to place purchase orders for the Product with Chiesi according to the above binding portion of the Rolling Forecast at least [***] prior to the start of each Calendar Month for quantities of the Product to be delivered hereunder (each, a “Purchase Order”). Each Purchase Order shall be placed by Cornerstone with Chiesi by e-mail and shall set forth, for each Product, the quantity ordered (in full batch quantities) and delivery date. Chiesi agrees to confirm such Purchase Orders within [***] Business Days of receipt, in whole or in part, such confirmation not to be unreasonably withheld. To the extent that any Purchase Order is so confirmed by Chiesi, then such Purchase Order shall be filled and delivered in accordance with its terms and the terms of this Agreement. The Parties agree to discuss in good faith any Purchase Orders not so confirmed by Chiesi. If Chiesi notifies Cornerstone that it is unable to fill a Purchase Order that has previously been so confirmed, Chiesi shall indicate the portion of such Purchase Order that it cannot supply by the requested delivery date and specify alternate delivery dates.
          5.3.3 Accommodations. From time to time, due to significant unforeseen circumstances, Cornerstone may deliver to Chiesi a Purchase Order for Product volumes in excess of those specified in the above binding portion of the Rolling Forecast. The Parties agree to discuss in good faith any Purchase Orders delivered by Cornerstone requesting Product volumes in excess of the Product volume specified in the above binding portion of the Rolling Forecast. In determining whether to fill such excess Product Purchase Orders requested by Cornerstone, Chiesi shall have the right to take into consideration (i) its current on-hand supply of Product, (ii) its own Product needs, (iii) the needs of third parties with whom Chiesi has Product supply obligations, (iv) its existing capacity and (iv) any other factor reasonably relevant to the feasibility of fulfilling such excess supply request.
          5.3.4 [***]
     5.4 Terms of Orders. The terms of this Agreement are hereby incorporated by reference into each order of Product submitted by Cornerstone and accepted by Chiesi. In the event of any conflict between a Rolling Forecast or Purchase Order or other written instructions and this Agreement, the terms of this Agreement shall prevail.
     5.5 Packaging. Cornerstone shall be entitled to define its requirements regarding the inner and outer packaging of the Product as long as technically feasible as further detailed in the

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

Technical Agreement, it being understood that major outer packaging requirements shall require prior approval by Chiesi. In addition, should Cornerstone wish to change the artwork of the packaging during the Term, then Chiesi shall implement such changes as long as technically feasible, and Cornerstone shall reimburse Chiesi for the related expenses, including expenses for already ordered and paid relevant materials prior to the above changes that cannot be used for other purposes. Should Chiesi request changes to the artwork, for technical reasons or otherwise, then Chiesi shall implement such changes and shall fully bear the related expenses. Furthermore, in the event that any Regulatory Authorities impose changes to the artwork, then the Parties shall equally share the related expenses; provided, however, that Cornerstone shall reimburse Chiesi for the expenses related to materials already ordered and paid prior to the above changes and such materials cannot be used for other purposes providing that the imposed changes by any Regulatory Authority were not as a direct result of an issue involving Chiesi or their contract manufacturers.
     5.6 Inspection of Facilities. At its discretion, Chiesi shall inspect, or have inspected, the facilities of any of Chiesi’s contract manufacturers of the Products to determine compliance of such contract manufacturer with the Regulatory Requirements associated with the fabrication packaging, labeling, testing and storage of the Product. Chiesi will pay all fees associated with such inspection, including inspections under Regulatory Requirements. Subject to the terms of the Technical Agreement, Chiesi shall share the results of any such audit with Cornerstone. In addition, Cornerstone shall have the right, upon reasonable notice, once a year and during business hours, to inspect or cause to be inspected at its own expense the facilities of Chiesi where the Product is manufactured; provided, however, Chiesi shall permit Cornerstone or Cornerstone representatives to conduct additional on-site “for cause” technical and/or cGMP reviews and/or audits if the issues leading to the need to conduct the “for cause” review and/or audit cannot be resolved without such an on-site meeting.
     5.7 Records. Chiesi shall, or shall require its contract manufacturer to, maintain accurate books and records pertaining to the manufacture and release of the Products, as required by the Regulatory Requirements, including all of the manufacturing and analytical records, all records of shipments of Products, and all data relating to Products and complaints Chiesi has received therefor, for the time periods required by the Regulatory Requirements. Chiesi agrees that, in response to any complaint, or in the defense by Cornerstone of any litigation, hearing, regulatory proceeding or investigation relating to Products, Chiesi shall make available to Cornerstone such Chiesi employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections.
     5.8 Notification. Chiesi shall provide Cornerstone with written notice as soon as practicable of all claims and allegations, of which Chiesi becomes aware, that Chiesi, or its contract manufacturer, is not complying with the Regulatory Requirements associated with the manufacture or release of Products in the Territory, or that the Products do not comply with the Specifications therefor, which claims or allegations Chiesi reasonably believes to warrant investigation or response.

     5.9 Supply by Chiesi.
          5.9.1 Supply of Product. Chiesi shall deliver Product to Cornerstone in such quantities and at such times as ordered by Cornerstone pursuant to Section 5.3.2. The Products supplied by Chiesi to Cornerstone shall be (a) in finished pharmaceutical form, (b) conform to relevant Specifications and all Applicable Laws and regulations, and (c) be packaged in a version suitable for the market (e.g., English language packaging and labeled in a manner as required pursuant to the Marketing Authorization). All such Products shall be fabricated, packaged, labeled, tested and stored in compliance with Chiesi’s quality policy, which is implemented by the relevant quality management system, such system being fully in compliance with the applicable regulatory requirements, including current Good Manufacturing Practices (“cGMPs”) and in accordance with the Regulatory Requirements and the Specifications as per the terms of the Technical Agreement.
          5.9.2 Packaging. Chiesi shall be responsible for the packaging of the Product into final market packaging. The NDC number for each SKU shall include the Cornerstone labeler code and the Cornerstone corporate logo will be included on the packaging. Cornerstone acknowledges that Chiesi is the owner of all rights, title and interest to the copyrights in all packages, labeling and inserts related to the Product. Cornerstone’s use of the materials owned by Chiesi shall inure to the benefit of Chiesi for all purposes.
          5.9.3 Delivery Dates. Chiesi shall use commercially reasonable efforts to meet the delivery dates and order quantities indicated in Cornerstone’s Purchase Orders. Any shipment delivered that is within plus or minus [***] percent (+/-[***]%) of the quantity ordered and/or plus or minus [***] (+/-[***]) Business Days of the delivery date specified on the relevant Purchase Order will be considered as delivered on time.
          5.9.4 Shelf Life. Subject to Applicable Laws, the remaining shelf life of the Product supplied by Chiesi to Cornerstone shall be at least equal to [***] months at the time of receipt by Cornerstone or any of its designees; provided, however, that, to the extent Chiesi has Product available with a remaining Shelf Life of longer than [***] months, Chiesi shall exercise reasonable efforts to supply Cornerstone with such Product. In the event that, for any reason, the remaining shelf life of Product supplied is less than [***] months at the time of receipt by Cornerstone or any of its designees, then Cornerstone may elect, at its discretion, to accept such Product notwithstanding such fact. Cornerstone shall discuss such situation with Chiesi prior to accepting or refusing shipment. Notwithstanding the foregoing, the stocks of the Product repurchased by Chiesi from [***]. In addition, to the extent that [***].

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

          5.9.5 Manufacturing Changes. Required and discretionary manufacturing changes and handling thereof are to be addressed in the Technical Agreement.
     5.10 Shipment; Title; Transport.
          5.10.1 Shipment; Single Order. All Product (including Product for export) shall be delivered [***] in accordance with Cornerstone’s instructions. Any shipment of the Product shall be accompanied by the relevant Certificate of Analysis as well as additional documentation as further specified in the Technical Agreement or as needed by customs and other Regulatory Authorities in the Territory relating to import and export. To the extent possible, Product which is purchased in a single order shall be delivered by Chiesi in a single shipment unless Cornerstone directs that such Product should be delivered to more than one location.
          5.10.2 Title; Risk of Loss. Title, possession and risk of loss shall pass to Cornerstone upon delivery of Product to Cornerstone’s designated carrier; provided, however, that nothing in this Section shall in any manner limit Cornerstone’s rights under Section 5.11. If any Product is rejected by Cornerstone after shipment under this Agreement, and such Product is to be returned to Chiesi, then title to and risk of loss with respect to such rejected Products shall pass from Cornerstone to Chiesi when such Products are placed in the possession of the carrier for return to Chiesi or for shipment on behalf of Chiesi to a destination designated by Chiesi.
     5.11 Acceptance of Delivery. All Claims for failure of any delivery of Product to conform to the Specifications or for a short delivery, must be made by Cornerstone in writing within [***] following receipt of delivery of such Product, or in the case of latent or inherent defects not detectable by inspection upon receipt of the Product, within [***] as of the date of discovery. Cornerstone shall provide Chiesi with details of the allegedly defective Product, including samples thereof, and shall cooperate in any investigation Chiesi should wish to carry out. Chiesi shall use its reasonable endeavors to replace as soon as possible the non-conforming Product or to make up for any short delivery of Product, it being understood that only if the non-conformity or short delivery is due to causes under the control or responsibility of Chiesi, the replacement of the defective Product or replenishment for the short delivery shall be free of charge to Cornerstone. Without limiting the foregoing, Cornerstone or its designee receiving non-conforming Product shall, at Chiesi’s option, either (i) return the affected Product to Chiesi for rework or reprocessing by Chiesi, all at Chiesi’s expense; (ii) return the affected Product for destruction by Chiesi at Chiesi’s expense; or (iii) have the Product disposed of by a Third Party designated by Cornerstone at Chiesi’s expense and in accordance with Applicable Laws.
     5.12 Limitation. For the avoidance of doubt and without prejudice to the provisions of Article 10, Chiesi’s responsibility is limited to the shipment of goods for the above-mentioned replacement or replenishment only, it being however understood that in case Cornerstone fails to notify Chiesi within the above deadlines, Cornerstone’s rights under this Section shall be

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

forfeited; provided, however, a recall of the Product shall be governed by Section 5.16 of this Agreement. Failure to make timely claims in the manner prescribed shall constitute acceptance of the delivery and no further claims after such [***] period may be made by Cornerstone against Chiesi and no returns shall be accepted by Chiesi after such date.
     5.13 Independent Testing. If a dispute arises between Cornerstone and Chiesi concerning the defective quality or short delivery as set out in Section 5.11 above, and reasons thereof, of the Product, and said dispute is not resolved within twenty (20) Business Days from the receipt by Chiesi of the notification mentioned in Section 5.11 above, the Parties shall within thirty (30) days appoint an independent first class laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the Parties. All costs relating to this process shall be borne solely by the unsuccessful Party.
     5.14 Meetings. The Parties will, at least once per Calendar Quarter, discuss in a meeting or via telephone any supply chain or other delivery issues that have arisen during the preceding Calendar Quarter.
     5.15 Training. Chiesi shall provide technical training and support and Product information, where and at such times as Chiesi deems appropriate or if reasonably requested by Cornerstone, to Cornerstone and customers for the mutual benefit of Chiesi and Cornerstone.
     5.16 Recalls. In the event (i) any Agency issues a directive, order or, following the issuance of a safety warning or alert with respect to a product, a written request that any Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) Cornerstone determines that any Product should be recalled or that a “dear doctor” letter is required relating to the restrictions on the use of the Product, Chiesi will co-operate with those activities relating to the Product as reasonably required by Cornerstone, having regard to all Applicable Laws. In the event of a recall of the Product, Cornerstone will notify Chiesi in accordance with the Pharmacovigilance Agreement, and Chiesi will cooperate with those recall activities relating to the Product as reasonably required by Cornerstone.
          5.16.1 Cornerstone or its designated agent shall have the responsibility for handling customer returns of the Product. Chiesi shall provide Cornerstone or its designated agent with such assistance as Cornerstone may reasonably require to handle such Product returns.
          5.16.2 To the extent that a recall or return results from, or arises out of, a failure by Chiesi (or its contract manufacturer) to manufacture and supply the Product in accordance with the Specifications, Applicable Laws and/or cGMP, at Cornerstone’s option, Chiesi shall be responsible for the documented out-of-pocket expenses of such recall or return and shall either (i) reimburse Cornerstone for the price that Cornerstone paid to Chiesi for manufacturing the Product which are the subject of the recall, including the actual costs incurred in shipping, applicable transit charges, insurance premiums, duties, taxes paid or any other out-of-pocket charges incurred in connection with delivery of such Product to Cornerstone or its designee, or (ii) use its commercially reasonable efforts to replace the recalled or returned Product with new Products at no charge to Cornerstone. Additionally, Chiesi shall reimburse or credit Cornerstone for any out-of-pocket costs paid by Cornerstone to Third Parties for transportation and

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

destruction of the affected Product, and pay or provide a credit to Cornerstone for the actual administrative expenses and all other reasonable costs incurred by Cornerstone outside of the ordinary course of business in connection with the disposition of a Product under this Section 5.16.2. For the purpose of clarity, Cornerstone shall be fully and solely responsible for all costs and expenses related to any recall initiated for any other reason. The Parties shall use commercially reasonable efforts to comply with their obligations under this Section 5.16.2 in a timely manner.
          5.16.3 Cornerstone or its designated agent shall have the full responsibility for responding to questions and complaints from Cornerstone’s customers for the Product. Responsibilities and activities relating to complaints and questions are defined in the Pharmacovigilance Agreement. Unless it is determined that the cause of any customer complaint resulted from a failure by Chiesi to provide manufacturing services in accordance with the Specifications, Applicable Laws or cGMP, all costs incurred in respect of this Section 5.16.3 shall be borne by Cornerstone.
ARTICLE 6
FINANCIAL PROVISIONS
     6.1 Supply Price. The purchase price (“Supply Price”) for Product purchased from Chiesi shall be an amount equal to [***] percent ([***]%) of the Net Sales Price for such Product; provided that in no such event shall the Supply Price be less than the Floor Price calculated in accordance with Section 6.2.
     6.2 Floor Price. The initial floor price for the Product shall be as set forth on Appendix B (the “Floor Price”) and shall remain firm and valid until [***]. Thereafter, Chiesi may adjust the Floor Price [***] in accordance with the evolution of manufacturing and other relevant costs.
     6.3 Payment Terms. All payments due to Chiesi under this Agreement shall be made by Cornerstone by wire transfer in USD, within [***] calendar days from the invoice date, to a bank account as may be designated by Chiesi from time to time; provided that the payments due under this Agreement are exclusive of Value Added Tax (“VAT”) and Cornerstone shall pay to Chiesi any VAT which is or may become properly payable or chargeable in respect of the payments, according to the payment terms set forth hereunder; provided, that Chiesi shall use commercially reasonable efforts to procure any available exemption from or refund of applicable VAT (and, in the event Chiesi or any of its Affiliates obtains such a refund, it shall promptly remit such refund to Cornerstone).
     6.4 Reports. Within [***] after the end of each Calendar Quarter after the Transfer Date, Cornerstone shall deliver a report to Chiesi (a “Report”) specifying, for such Calendar Quarter in the Territory:
          6.4.1 the quantities of each SKU of Product sold by Cornerstone in that Calendar Quarter;

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

          6.4.2 gross sales and the calculation of Net Sales of Product by SKU in the Territory during such Calendar Quarter;
          6.4.3 all quantities of Product distributed free of charge, together with any documents evidencing such use;
          6.4.4 the Net Selling Price for each SKU of Product sold in that Calendar Quarter in the Territory; and
          6.4.5 the total amount payable to Chiesi for all SKUs of the Product delivered during such Calendar Quarter calculated in accordance with Section 6.1 using the Net Sales Price for each SKU in the Territory for the just-ended Calendar Quarter.
     6.5 Records.
          6.5.1 Audit. Cornerstone shall keep and maintain true and complete records setting forth the gross sales of the Product in the Territory, and of all matters relating to the computation of the Net Sales of the Product in the Territory, including quantities of Product used as clinical supplies or in patient assistance programs, volume of Product distributed, or records otherwise related to Cornerstone’s performance of its obligations under this Agreement, for a period of [***] following such sales, such records shall be open to inspection at Cornerstone’s corporate headquarters on thirty (30) days written notice provided by Chiesi, during the normal office hours of Cornerstone (but not more frequently than once per year) by a nationally recognized independent certified public accountant selected by Chiesi and reasonably acceptable to Cornerstone, and retained solely for the purpose of auditing the same at Chiesi’s expense; provided, however, that records with respect to any Calendar Quarter may be audited no more than once in connection with the same audit and/or subject matter; provided, further that nothing in this Section 6.5.1 shall limit Chiesi’s right to have audited Cornerstone’s records with respect to any Calendar Quarter in connection with Chiesi’s year-end review. Such audit shall be conducted exclusively for the purpose of verifying the accuracy of reports delivered by Cornerstone to Chiesi pursuant to Section 6.4 and the accuracy of Cornerstone’s determination of the amounts payable or paid by Cornerstone to Chiesi hereunder. The accountant shall sign a confidentiality agreement prepared by Cornerstone and shall then have the right to examine the records kept pursuant to this Section 6.5.1 and report to Chiesi the findings (but not the underlying data) of such examination of records. The accountant shall provide a draft copy of the report to Chiesi and Cornerstone for review and comment, and each of Chiesi and Cornerstone shall have thirty (30) days after receipt of that report to review and comment on the report which comments shall be provided to the accountant and to each other. The final report shall be provided simultaneously to Chiesi and Cornerstone by the independent certified public accountant within twenty (20) days after the accountant’s receipt and consideration of such comments. In the event that an audit has been initiated by Chiesi, the records that have been the subject of the audit shall be kept until the later of (i) the expiry of any time period set out in Section 6.5.2 for the payment or credit of any amounts owing or (ii) the resolution of any dispute arising from the audit. If such examination of records reveals more than a five percent (5%) underpayment of any amounts payable hereunder as compared to the amounts actually reported by Cornerstone as payable to Chiesi, as determined by such examination for the period which is the subject of such examination, the expenses for said accountant shall be borne by Cornerstone.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

          6.5.2 Adjustments. Cornerstone shall pay to Chiesi within forty-five (45) days after the delivery of the accountant’s report pursuant to Section 6.5.1 any amounts determined by the accountant to be payable by Cornerstone to Chiesi. If the accountant determines that Cornerstone has overpaid Chiesi, Chiesi shall credit Cornerstone in an amount equal to such overpayment on the immediately succeeding invoice rendered to Cornerstone; provided, however, that if this Agreement has terminated or expired, then Chiesi shall pay to Cornerstone within forty-five (45) days after the delivery of the accountant’s report pursuant to Section 6.5.1 an amount equal to such overpayment.
     6.6 Withholding Taxes. (a) Chiesi and Cornerstone agree that all payments due to Chiesi from Cornerstone hereunder shall be made by Cornerstone free and clear of, and without deduction for, any Income or Withholding Taxes, except as otherwise provided in Section 6.3 and this Section 6.6. If the fiscal or taxing authorities of any relevant jurisdiction assert that Income or Withholding Taxes are required to be withheld from any payments due to Chiesi or its Affiliates from Cornerstone or its Affiliates, or the tax laws (including statutes, regulations, treaties and judicial or official interpretations of any of the foregoing) in one or more jurisdictions have changed so as to require such treatment, then (i) the Party made aware of such assertion or change in law shall inform the other Party within thirty (30) days and shall consult with the other Party regarding the consequences of such assertion or change and (ii) until the conclusion of such consultation Cornerstone and its Affiliates shall be entitled to deduct and withhold the applicable Income or Withholding Tax from any applicable payments due to Chiesi or its Affiliates and pay such Income or Withholding Tax over to the applicable fiscal or taxing authority. If, after consultation with Chiesi, Cornerstone believes that it or any of its Affiliates is required to withhold Income or Withholding Tax from any payment to or for the account of Chiesi or its Affiliates, such amount shall be deducted from the amounts payable to or for the account of Chiesi or its Affiliates and shall be paid by Cornerstone to the appropriate fiscal or tax authorities, provided that Cornerstone shall however take all reasonable steps in order to allow Chiesi to take advantage of the relevant double taxation treaty(ies) for the purpose of minimizing withholding taxes on such amounts, so long as Chiesi and its Affiliates promptly provides any forms, certificates or other documentation or information that Chiesi or its Affiliates are required or reasonably requested by Cornerstone to provide in connection with such minimization. Cornerstone shall promptly furnish Chiesi with copies of official tax receipts or other appropriate evidence to support a claim for tax or other credit in respect of any sum so withheld, and shall provide such assistance as Chiesi may reasonably require in obtaining any refund of such amounts to which Chiesi or its Affiliates may be entitled, to the extent that such assistance does not cause Cornerstone or its Affiliates to incur any liability in respect of any of the taxes asserted to be due or other cost or expense. For purposes of this Agreement, “Income or Withholding Tax” means (i) any tax, levy or charge imposed by a governmental authority that is computed or determined by reference to gross or net receipts, revenues, sales, income, earnings, profits or gains of Chiesi or any of its Affiliates or any office, branch, permanent establishment or trade or business of Chiesi or any of its Affiliates, (ii) any tax, levy or charge imposed by a governmental authority as a result of the payment or accrual of amounts to or for the account of Chiesi or any of its Affiliates in respect of the grant of rights or sale of Product by Chiesi or any of its Affiliates to Cornerstone or any of its Affiliates pursuant to this Agreement, and (iii) any additional amount, penalty, interest or addition to tax imposed with respect to the foregoing or cost or expense relating to the imposition or contest of the foregoing.

     6.7 Third Party Pricing. Nothing contained herein, however, shall be deemed to limit in any way Cornerstone’s right to determine the prices at which the Products purchased by Cornerstone may be sold by Cornerstone to any Third Party.
ARTICLE 7
MARKETING OF THE PRODUCT
     7.1 Marketing Plan. No later than [***], before the Transfer Date, Cornerstone shall provide Chiesi with its proposed marketing plan for the Product during the first year of this Agreement, and thereafter shall provide Chiesi with its proposed marketing plan no later than [***] months before the second and subsequent years, as the case may be. Such proposed marketing plans shall be duly carried out by Cornerstone, taking into account all comments and suggestions of Chiesi. Furthermore, within [***] of the end of each Calendar Quarter, Cornerstone shall send Chiesi a written report detailing advertising and promotional activities carried out in the said quarter.
     7.2 Chiesi Approval of Marketing Materials. Cornerstone shall submit to Chiesi for Chiesi’s prior written approval, copies of all marketing and promotional materials and copies of all other printed materials which Cornerstone proposes at any time to use in relation to the promotion, marketing, sale or offer for sale of the Product. If Chiesi fails to respond to a request to approve any promotional or marketing material within [***] after receipt of Cornerstone’s submission by Chiesi, such failure shall constitute approval of the submission.
     7.3 Compliance with Marketing Authorization. All promotional and sales material, including advertisement, sales and training aids, if locally prepared and used by Cornerstone with respect to the Product, shall fully comply with Applicable Laws and with the Marketing Authorization in the Territory. In addition, Cornerstone will seek final approval from Chiesi in writing (such approval not to be unreasonably withheld) before printing or distributing such promotional and sales material. If Chiesi fails to comment on such material within [***] upon receipt thereof, then such material shall be considered approved by Chiesi. Furthermore, all promotional and sales material contemplated by this Section, along with all inner and outer packaging items of the Product, shall clearly indicate the legend “Under license of CHIESI”.
     7.4 Prevailing Market Conditions. Cornerstone agrees to keep Chiesi reasonably and promptly informed of all relevant market conditions prevailing within the Territory, which includes providing Chiesi with information regarding development of prices, competing products and relevant legal regulations.
     7.5 Chiesi Website. Chiesi shall grant Cornerstone the right to link to the healthcare provider section of the Curosurf website from the Cornerstone website and, to the extent applicable, shall grant Cornerstone website access rights commensurate with those granted to physicians generally.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

     7.6 Commercial Incentives and Minimum Commitments. Set forth on Appendix C hereto are the agreed upon commercial incentives and minimum commitments relating to Cornerstone’s performance under this Agreement.
ARTICLE 8
INTELLECTUAL PROPERTY
     8.1 Ownership of Intellectual Property. Chiesi or its Affiliates or licensors shall remain the owner of the intellectual property relating to the Products including any and all rights to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), Know-How, substances, techniques, processes, systems, formulations, designs and expertise relating to the Product which is not generally known to the public and any and all rights under any and all patent applications and/or patents, now existing, currently pending or hereafter filed or acquired or licensed by Chiesi or any Affiliate of Chiesi relating to the Product, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof (collectively, the “Chiesi Intellectual Property”).
     8.2 Improvements. Cornerstone shall promptly notify Chiesi of any Improvements. Any Improvements, whether patentable or not, shall be the sole property of Chiesi, regardless of inventorship. Cornerstone shall assign, and shall ensure that any of its employees, agents and officers who are inventors of Improvements assign, to Chiesi, and hereby does assign, all rights to such Improvements at no cost to Chiesi. Cornerstone shall provide Chiesi with reasonable support in the filing and prosecution of any patent applications for Improvements and shall provide all information and/or data in Cornerstone’s possession that is necessary to support any such patent application.
     8.3 Enforcement. Cornerstone shall promptly inform Chiesi in writing of any actual or alleged unauthorized use of the Chiesi Intellectual Property by a Third Party of which it becomes aware and provide Chiesi with any available evidence of such unauthorized use. Chiesi shall have the right, but not the obligation, to enforce for Chiesi’s own benefit (including by agreement or by litigation) Chiesi’s rights in the Chiesi Intellectual Property at its own instigation. Cornerstone shall reasonably cooperate with Chiesi to enforce such rights.
     8.4 Trademarks.
          8.4.1 Cornerstone shall only market and sell the Product in the Territory under the Trademark. Subject to the terms of this Agreement, Chiesi grants to Cornerstone an exclusive license to use the Trademark in connection with the import, use, sale, offer for sale, marketing and distribution of the Product in the Territory in the Field of Use.
          8.4.2 Cornerstone acknowledges that Chiesi or its Affiliate or licensors are the owner of all rights, title and interest to the Trademark and all associated goodwill and further acknowledges that Chiesi may terminate this Agreement in accordance with the provisions of Section 12.4, if Cornerstone takes any action which materially impairs any such right, title or interest or challenges the validity, scope or enforceability of the Trademark, or the substantial and secret nature of the Know-How in the Territory. For the avoidance of doubt, Chiesi shall not have any rights with respect to Cornerstone’s logo and any other Cornerstone-owned trade dress the Parties agree to include on the packages, labeling and inserts related to the Product.
          8.4.3 Cornerstone will not attack, dispute, or contest the validity or the ownership of the Trademark or any registrations issued or issuing with respect thereto, both during the Term of this Agreement and thereafter. Cornerstone’s use of the Trademark shall inure to the benefit of Chiesi, for all purposes including trademark registrations. In the event Cornerstone acquires any rights relating to the Trademark for any reason, Cornerstone agrees to assign, and hereby does assign, at no cost, all such rights, together with any related goodwill, to Chiesi. Cornerstone shall use its best efforts not to do any act which would or might endanger, destroy or similarly affect the value of the goodwill pertaining to the Trademark nor do any act which might support a petition to cancel any registration relating to the Trademark or cause the applicable registrar to require a disclaimer of exclusive rights in such Trademark nor assist any other person or other entity directly or indirectly in such act. Cornerstone will immediately execute any documents presented to it by Chiesi to confirm Chiesi’s ownership of all such rights.
          8.4.4 Cornerstone shall ensure that each reference to and use of the Trademark by Cornerstone is in a manner approved by Chiesi and accompanied by the acknowledgement as follows: “Curosurf is a registered trademark of Chiesi Farmaceutici S.p.A.”
          8.4.5 Cornerstone shall comply with all reasonable instructions issued by Chiesi relating to the form and manner in which the Trademark shall be used in connection with the marketing of the Product by Cornerstone and to discontinue, upon notice from Chiesi, any practice relating to the use of the Trademark which in Chiesi’s reasonable opinion would adversely affect the rights or interest of Chiesi in such Trademarks. Cornerstone shall not alter the packaging of the Products or conceal, obscure, remove or otherwise interfere with the Trademark or other markings including an indication of the source of origin which may be placed on the Product for Chiesi. Cornerstone shall ensure that the Product is promoted, distributed, handled, marketed, stored on its (or its designee’s) premises, and shipped to its customers, in such a manner that would not depreciate the goodwill associated with the Trademark used in association with the Product.
          8.4.6 Chiesi will be entitled to conduct all enforcement proceedings relating to the Trademark and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Trademark or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of the Trademark. Any such proceedings shall be conducted at Chiesi’s expense and for its own benefit. At Chiesi’s written request to Cornerstone and Chiesi’s expense, Cornerstone shall reasonably cooperate with Chiesi in such efforts. Chiesi shall at its own discretion decide any settlement for any such proceedings or claims. Cornerstone shall be notified of such proceedings involving the Trademark regardless of request for cooperation in such efforts within twenty (20) business days.
          8.4.7 If Chiesi elects not to exercise its right pursuant to Section 8.4.6, Chiesi shall promptly notify Cornerstone in writing of its election, and of the circumstance of such infringement. In such event Cornerstone shall have the right, but not the obligation, to take any and all action, at its own cost and expense, to obtain a discontinuance of the alleged infringement and/or to bring suit against such infringer.
          8.4.8 No settlement or consent judgment or other voluntary final disposition of a suit under this Article 8 may be entered into by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld. Chiesi shall execute or cause the execution of such legal papers in connection with the foregoing as may be reasonably requested by Cornerstone.
          8.4.9 In the event of any claim, threat or suit by a Third Party against either Cornerstone or Chiesi alleging infringement by the Product of any patents or other Intellectual Property Rights of such Third Party, the Party receiving such notice shall promptly notify the other Party in writing of such fact, and the Parties shall defend in close cooperation with each other against such claim, threat or suit. Such defense shall be at Chiesi’s cost and expense unless the alleged infringement relates to Cornerstone’s corporate logo or any other Cornerstone-owned trade dress the Parties agree to include on the packages, labeling and inserts related to the Product.
          8.4.10 In the event that a conflict arises between the interests of Chiesi and Cornerstone in any litigation described in this Article 8, the Party that is not funding the litigation shall have the right to be represented by counsel of its own choice and at its sole expense.
          8.4.11 Cornerstone shall not sell, market, distribute or use for any purpose any Product or marketing, packaging or labeling materials related to the Product which are damaged, defective or otherwise fail to meet the specification or quality standards or the trademark usage requirements of this Agreement. Furthermore, during the Term, and after its termination for any reason whatsoever, Cornerstone shall not use any trademark or trade name identical with or confusingly similar to the Trademark and shall not apply, before any authority of any country, for the registration of any internet domain name (nor any other creative expression that may be the subject of registration), containing, in any form or graphic character, the name “Chiesi” and/or the Trademark used hereunder (and/or any other denomination confusingly similar to the aforesaid names).
     8.5 No Other Rights. Other than the right to purchase Product from Chiesi as permitted by this Agreement and the limited license to the Trademark, Cornerstone shall not acquire any rights to or under any Chiesi Intellectual Property. Except as set forth herein and therein, Cornerstone shall have no right to use the trade names, trademarks or other intellectual property of Chiesi except as provided in writing in advance by Chiesi. Upon termination of this Agreement, Cornerstone will discontinue all use of the Chiesi name, Trademark and the Chiesi Intellectual Property and discontinue all representation that it is or was an authorized representative of Chiesi. This Section 8.5 shall survive the expiration or termination of this Agreement.

ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
     9.1 Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants that:
          9.1.1 it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver, and perform this Agreement;
          9.1.2 the execution of this Agreement and the performance thereof have been duly authorized by all necessary corporate action on its part and do not conflict with the terms or conditions of any agreement to which such Party is subject;
          9.1.3 when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the provisions of this Agreement; and
          9.1.4 it shall perform its obligations under this Agreement in compliance with all Applicable Laws.
     9.2 Additional Representations, Warranties and Covenants of Cornerstone.
          9.2.1 Cornerstone represents, warrants and covenants that: (a) it has duly investigated the Know-How in order to determine its interest in entering into this Agreement; (b) it shall represent the Product accurately and fairly and shall refrain from misleading or unethical business practices; (c) it shall conduct its business in a manner that reflects favorably on the Product and the good name, goodwill and reputation of Chiesi; (d) it shall avoid deceptive or unethical practices, including disparagement of the Product and (e) it shall not make any representations, warranties or guarantees to customers or other Third Parties or to the trade with respect to the Specifications, features or capabilities of the Product that are inconsistent with the literature or documentation provided by Chiesi.
          9.2.2 To its knowledge, Cornerstone (i) is not debarred, (ii) is not in the process of being debarred, (iii) has not been threatened with debarment and (iii) does not use the services of any persons who have been, or are in the process of being, debarred under 21 U.S.C. § 335a(a) of the Act or any comparable law. Furthermore, neither Cornerstone nor, to its knowledge, any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval, or suspension, or (ii) any other law cited in any comparable Applicable Law as a ground for debarment, denial of approval or suspension.
          9.2.3 Cornerstone has all Agency consents necessary or desirable in performance of its obligations hereunder and the commercial sale of the Product in the Territory.
          9.2.4 Cornerstone will not market the Product outside the Field of Use or outside the Territory nor will it sell the Product to any Third Party for sale or distribution outside the Field of Use or outside the Territory.

          9.2.5 All Product commercialized by Cornerstone, or under its authority, shall (i) be imported, stored, handled, promoted, distributed, marketed, offered for sale and sold in compliance with the terms of this Agreement, the Act and all Applicable Laws; (ii) be in accordance with and conform to any applicable standards specified by the United States Pharmacopeia and Pharmacopeia Forum and the European Pharmacopeia and Pharmacopeial Forum and (iii) from and after the time delivered by Chiesi hereunder, be free from any material that would cause the Product to be adulterated or misbranded within the meaning of the Act.
     9.3 Additional Representations, Warranties and Covenants of Chiesi.
          9.3.1 Chiesi represents, warrants and covenants, or shall require that its contract manufacturers represent, warrant and covenant, that the Products at the time of manufacture shall be free and clear of any lien or encumbrance. Chiesi further represents, warrants and covenants that, to its knowledge, the purchase, sale, use, disposition, and advertisement of any Product or the Trademark by Cornerstone will not infringe on or violate any patent, design, copyright, trademark, trade secret, or other right of any Third Party, provided that said activities are not performed in contravention of this Agreement. Chiesi has the right to grant the rights to Cornerstone contemplated in this Agreement in the Territory.
          9.3.2 To its knowledge, Chiesi has not used, in any capacity associated with or related to the manufacture of the Products, the services of any persons who have been, or are in the process of being, debarred under 21 U.S.C. § 335a(a) or (b) or any comparable Regulatory Act. Furthermore, neither Chiesi nor, to its knowledge, any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval, or suspension, or (ii) any other law cited in any comparable Applicable Law as a ground for debarment, denial of approval or suspension.
          9.3.3 Chiesi has, and its contract manufacturer(s) has, all Agency consents necessary or desirable in performance of its obligations hereunder and the manufacture of the Product for commercial sale in the Territory.
          9.3.4 Chiesi and its Affiliates will not market the Product in the Field of Use in the Territory nor will they sell the Product to any Third Party for sale or distribution in the Field of Use in the Territory.
          9.3.5 The manufacture, generation, processing, packaging, distribution, transport, treatment, storage, disposal and other handling of any Product by Chiesi, its Affiliates or its contract manufacturer(s) until delivery to a carrier or freight forwarder shall (i) be in accordance with and conform to the Specifications, cGMPs and Chiesi quality policies and guidelines; (ii) be in accordance with and conform to any applicable standards specified by the United States Pharmacopeia and Pharmacopeia Forum and the European Pharmacopeia and Pharmacopeial Forum, (iii) otherwise conform to any provisions of the Regulatory Requirements not reflected in cGMPs, and (iv) be free from defects in materials and workmanship and shall not be adulterated or misbranded within the meaning of the Act; provided, however, that the representations and warranties provided in this Section 9.3.5 do not apply to any Product to the extent that, after shipment by Chiesi, occurrences affecting or altering the Product after they are delivered to the carrier, or actions taken or failed to be taken after the Product was shipped, result in the Product failing to conform to Specifications.
     9.4 Disclaimer. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS, AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENT BY THE PARTIES, OR OTHERWISE (INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.
ARTICLE 10
INDEMNIFICATION
     10.1 Indemnification by Cornerstone. Cornerstone hereby agrees to defend Chiesi and its Affiliates and their respective directors, officers, employees, agents, successors and assigns from and against any and all Claims of a Third Party and to indemnify and hold Chiesi and its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all Losses to the extent arising from any such Claims of a Third Party for (i) death or personal injury to the extent arising from the importation, storage, handling, promotion, distribution, marketing, sale, use or consumption of the Product, (ii) Cornerstone’s breach of its representations, warranties or covenants under this Agreement, the Technical Agreement or Pharmacovigilance Agreement, or (iii) the negligence or willful misconduct or wrongdoing of Cornerstone or any person for whose actions or omissions Cornerstone is legally liable, except, in each case, to the extent that such Losses arise as a result of an item for which Chiesi is obligated to indemnify Cornerstone pursuant to Section 10.1.
     10.2 Indemnification by Chiesi. Chiesi hereby agrees to defend Cornerstone and its Affiliates and their respective directors, officers, employees, agents, successors and assigns from and against any and all Claims of a Third Party and to indemnify and hold Cornerstone and its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all Losses to the extent arising from any such Claims of a Third Party for (i) Chiesi’s breach of its representations, warranties or covenants under this Agreement, the Technical Agreement or Pharmacovigilance Agreement, or (ii) the negligence or willful misconduct or wrongdoing of Chiesi, its contract manufacturer(s) of the Product, or any person for whose actions or omissions Chiesi is legally liable, except, in each case, to the extent that such Losses arises as a result of an item for which Cornerstone is obligated to indemnify Chiesi pursuant to Section 10.1.
     10.3 Indemnification Procedures. No indemnity may be claimed by or given to the Party seeking to rely on such indemnity:
          10.3.1 unless the Party claiming indemnity shall have promptly notified the other Party of the relevant potential Loss upon becoming aware of such potential Loss except to the extent the failure to provide such notice does not materially prejudice the Party providing such indemnity’s ability to defend or contest any suit or claim relating to such potential Loss;

          10.3.2 where the Party seeking indemnification has made any admission or offer or any settlement without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed; and
          10.3.3 unless the Party seeking indemnification has allowed the indemnifying Party to assume full control of all proceedings in relation to any such potential Loss within thirty (30) days of having been given notice of such proceedings; provided, that (i) the Party seeking indemnification shall have the right to appoint independent counsel at its own cost to participate therein and (ii) no compromise or settlement may be effected by the indemnifying Party without the prior written consent of the other Party.
     10.4 Insurance. During the Term and for a period of [***] ([***]) months thereafter, the Parties shall obtain and/or maintain product liability insurance in such amounts as are reasonable given (i) their responsibilities and liabilities under this Agreement and (ii) such amounts as may be reasonable and customary within the industry in respect of the Product and country the subject of this Agreement. On request, either Party shall provide the other Party with a certificate of such insurance policy.
     10.5 Limitation on Liability. NOTWITHSTANDING THE FOREGOING WARRANTIES AND REPRESENTATIONS AND THE FURTHER OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO THIS ARTICLE 10, AND SUBJECT TO ANY EXPRESS PROVISION TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, STATUTORY, TREBLE, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING ANY CLAIM FOR DAMAGES BASED UPON LOST PROFITS OR LOST BUSINESS OPPORTUNITY EXCEPT WHERE SUCH DAMAGES ARE THE RESULT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
ARTICLE 11
CONFIDENTIALITY
     11.1 Confidential Information. Each Party acknowledges that the other Party may disclose certain information, data or know-how which the disclosing Party treats confidentially and identifies as confidential or which the recipient knows or should have reason to believe is so treated by the disclosing Party (the “Confidential Information”). If either Party discloses such Confidential Information to the other, the receiving Party will (a) use at least the same degree of care to maintain the secrecy of such Confidential Information as the receiving Party uses to maintain the secrecy of its own confidential information, but in no event less than a reasonable degree of care and (b) use the Confidential Information only to accomplish the purposes of this Agreement.
     11.2 Disclosure. The receiving Party will not disclose the Confidential Information of the disclosing Party to any person except those of the receiving Party’s employees or agents that require access thereto to accomplish the purposes of this Agreement and have been made aware of the confidentiality obligations herein, and, in the case of Chiesi, [***] for the purposes of the [***] Settlement Agreement. If the receiving Party learns of an actual or potential unauthorized

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

use or disclosure of the disclosing Party’s Confidential Information, the receiving Party will promptly notify the disclosing Party and, at the disclosing Party’s request, provide the disclosing Party with reasonable assistance to recover its Confidential Information and to prevent subsequent unauthorized uses or disclosures of such Confidential Information. Each Party acknowledges that (a) the unauthorized use or disclosure of any Confidential Information of the disclosing Party will cause irreparable damage for which it will not have an adequate remedy at law and (b) the disclosing Party will be entitled to injunctive and other equitable relief in such cases.
     11.3 Limitations. Neither Party will have any confidentiality obligation with respect to the Confidential Information of the disclosing Party that (a) the receiving Party independently knew or develops without using such Confidential Information of the disclosing Party, (b) the receiving Party lawfully obtains from another person under no obligation of confidentiality or (c) is or becomes publicly available other than as a result of an act or omission of the receiving Party or any of its employees or agents.
     11.4 Terms of Agreement. Except as set forth below, no announcement or other disclosure, public or otherwise, concerning the financial or other terms of this Agreement shall be made, either directly or indirectly, by either Party to this Agreement, except as may be legally required, without first obtaining the written approval of the other Party as to the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld. Notwithstanding the above, the Parties shall be free to publicly disclose information contained in such press release that has been previously approved for disclosure by the other Party, without further approvals from the other Party hereunder, to the extent there have been no material additions or changes thereto.
     11.5 Publication of Data. Any publication of clinical and scientific data relevant to the Product, generated under the terms of this Agreement, will be jointly planned and agreed upon in advance.
     11.6 Confidentiality Term. All confidentiality provisions set out herein shall remain in full force and effect during the Term and for a period of [***] years from the date of termination hereof.
ARTICLE 12
TERM AND TERMINATION
     12.1 Term. This Agreement shall become effective on the Effective Date and shall remain in force for ten (10) years starting from the Transfer Date (“Term”). Thereafter, this Agreement shall automatically renew for successive one year periods, unless earlier terminated by a Party upon six (6) months prior written notice.
     12.2 Termination upon Adverse Agency Action. Notwithstanding anything contained in this Agreement, Cornerstone may terminate this Agreement upon thirty (30) Business Days prior written notice in the event that any Agency takes any action, or raises any objection, that permanently prevents Cornerstone from importing, marketing or selling the Product in the Territory. Cornerstone shall not thereafter be obliged to purchase any Product

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commissions.

other than that contained in binding forecasts pursuant to Section 5.3.1 that have been submitted on or before the date of Cornerstone’s notice.
     12.3 Termination upon Regulatory Authority Action. In the event that a Regulatory Authority requires Cornerstone to cease selling or distributing the Product in the Territory, Cornerstone will have the right to terminate the Agreement upon thirty (30) Business Days’ prior written notice. Cornerstone shall not thereafter be obliged to purchase any Product other than that contained in binding forecasts pursuant to Section 5.3.1 that have been submitted on or before the date of Cornerstone’s notice.
     12.4 Termination upon Default or Breach. In the event that either Party materially breaches this Agreement, the breaching party shall have the opportunity to cure such breach within (i) thirty (30) Business Days or (ii) a reasonably longer period if such breach is not capable of cure within thirty (30) Business Days, in each case after receipt of written notice of such breach. If the breach is not cured by the breaching party within the applicable cure period, the non-breaching party shall be entitled to bring action against the breaching party to recover damages (other than indirect, inconsequential or punitive damages) arising from such breach. The non-breaching party shall have the right to terminate this Agreement upon thirty (30) Business Days written notice (following the expiration of all cure periods) if it can prove that the consequences of the breaching party’s breach or default have a material adverse effect on the economic value of this Agreement to such Party and that, absent termination, such material adverse effect will be permanent in nature.
     12.5 Termination upon Cancellation of the Equity Transaction. In the event that the transactions contemplated by the Stock Purchase Agreement do not close by the earlier of (i) October 31, 2009 or (ii) any mutually agreed upon extension thereof, Chiesi shall have the right to terminate this Agreement upon [***] months written notice to Cornerstone. Cornerstone agrees that, upon termination of this Agreement pursuant to this Section 12.5, Chiesi has the right to offer employment to the Employees and that Cornerstone will not interfere with Chiesi’s attempts to hire the Employees nor will it attempt to retain the Employees for employment in other areas of Cornerstone’s business.
     12.6 Effects of Expiration or Termination. Upon expiry or termination of this Agreement, for any reason whatsoever:
          12.6.1 Cornerstone shall promptly cease selling the Product (except Product currently in stock, subject to Section 12.6.5) and using the Know-How and the Trademark;
          12.6.2 Cornerstone shall promptly relinquish and return free of charge to Chiesi all pharmacological, toxicological and clinical original data in its possession and all technical information, and Know-How or material relating to the Product; provided, however, that Chiesi shall reimburse Cornerstone for reasonable out-of-pocket costs in connection with such return in the event of termination of this Agreement by Cornerstone pursuant to Sections 12.2, 12.3 or 12.4;
          12.6.3 Cornerstone shall promptly transfer free of charge to Chiesi, or to a company designated by Chiesi, any and all IND(s), Marketing Authorization Application(s) and

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Marketing Authorization held by Cornerstone; provided, however, that Chiesi shall reimburse Cornerstone for reasonable out-of-pocket costs in connection with such transfer in the event of termination of this Agreement by Cornerstone pursuant to Sections 12.2, 12.3 or 12.4;
          12.6.4 the liabilities of the Parties hereunder in respect of matters outstanding at the time of such termination shall not be in any way affected;
          12.6.5 Chiesi shall have the option to repurchase all stocks of the Product, held by Cornerstone within thirty (30) days of termination, in good and marketable condition at Supply Price to Cornerstone. If the said option to repurchase the above stock of the Product is not exercised by Chiesi, Cornerstone shall be entitled to continue to sell the above stock of the Product in the Territory during the period of [***] ([***]) months after termination but not thereafter; and
          12.6.6 Sections 8.4.3, 8.4.11 and 12.4 and Articles 10, 11 and 13 shall survive termination of this Agreement.
     12.7 Accrued Rights. Any termination of this Agreement shall be without prejudice to the rights and remedies of either Party with respect to any of the provisions of this Agreement or arising out of breaches prior to such termination and shall not relieve either of the Parties of any obligations or liability accrued hereunder prior to such termination including indemnity obligations and confidentiality obligations, nor rescind or give rise to any right to rescind anything done or payments made or other consideration given hereunder prior to the time of such termination and shall not affect in any manner any vested rights of either Party arising out of this Agreement prior to such termination or expiration.
ARTICLE 13
GENERAL PROVISIONS
     13.1 No Restriction On Activities. Except as otherwise provided in this Agreement, nothing provided herein shall in any way limit the Parties from entering into any other business venture or restrict Chiesi from entering into similar marketing or sales agreements with other persons or entities for the sale and distribution of other products or services.
     13.2 Legal Relationship. It is understood and agreed by the Parties that Cornerstone is an independent contractor and is not the agent of Chiesi for any purpose whatsoever, and Cornerstone has no right or authority in any way to obligate, assume or create any liability on the part of Chiesi or to make any representations or warranties, whether express or implied, on behalf of Chiesi, except as permitted by this Agreement.
     13.3 Authority. Neither Chiesi nor Cornerstone shall have, or represent that it has, any authority to enter into or make contracts in the name of, or on behalf of the other, to pledge the other’s credit, to extend credit to the other or to bind the other in any way.
     13.4 Additions Or Alterations To Chiesi’s Products. Cornerstone shall not make any additions, modifications or alterations to any Products without Chiesi’s prior written consent, which Chiesi may withhold in its absolute discretion.

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     13.5 Assignment; Binding Effect. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other, except that (i) Chiesi may assign this Agreement to any entity controlled by, under common control with or controlling Chiesi and (ii) either party may assign this Agreement to any successor to such party by means of sale of all or substantially all of the assets of such party or sale of a majority of its voting stock. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties to this Agreement and their respective successors and assigns.
     13.6 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.
     13.7 Governing Law; Jurisdiction. Any and all rights, liabilities and any disputes relating to this Agreement shall be construed under and governed by the laws of Italy. In the event of any controversy or claim arising out of or relating to or in connection with any provision of this Agreement or breach thereof, the Parties shall try to settle those conflicts amicably between themselves. Should they fail to agree, the matter in dispute shall be finally and exclusively referred to the courts in England having jurisdiction.
     13.8 Entire Agreement. This Agreement constitutes the entire Agreement between the Parties hereto with respect to the subject matter and supersedes all previous agreements, whether written or oral, with respect to such subject matter other than the Confidentiality Agreement between the Parties dated January 6, 2009. No modification or alteration shall be binding unless in writing and signed by both Parties.
     13.9 Notices. All notices and other communications sent to the applicable address or facsimile number specified below shall be deemed to have been delivered at the earlier of (i) the time of actual receipt by the addressee; (ii) if the notice is sent by facsimile transmission, the time indicated on the transmitting party’s receipt of confirmation of transmission if that time is during the addressee’s regular business hours on a Business Day, and otherwise at 9:00 a.m. on the addressee’s next Business Day after such time; and (iii) if the notice is sent by a internationally recognized, reputable express courier service, the time shown on the confirmation of delivery provided by that service if that time is during the recipient’s regular business hours on a Business Day, and otherwise at 9:00 a.m. on the recipient’s next Business Day after such time.
     Notices to Chiesi shall be addressed to:
Chiesi Farmaceutici S.p.A.
Via Palermo 26/A
43100 Parma
ITALY

Phone: +39.0521.2791
Fax: +39.0521.774468
Attention: President
Copy to: Head of Corporate Development and Legal and Corporate Affairs
Director
     Notices to Cornerstone shall be addressed to:
Cornerstone Therapeutics Inc.
1255 Crescent Green Drive
Suite 250
Cary, North Carolina 27518
USA
Phone: 919-678-6611
Fax: 919-678-6599
Attention: President
Copy to: General Counsel
     Either Party may change its address by giving notice to the other Party.
     13.10 Counterparts. This Agreement (and any amendments hereto) may be executed in several counterparts (including by facsimile) and all when so executed shall constitute one agreement, binding on all of the Parties hereto, even though all of the Parties are not signatories to the original or the same counterpart.
     13.11 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance shall be held invalid or in violation of a mandatory provision of Applicable Laws by a court or governmental agency of competent jurisdiction over this Agreement, it shall be ineffective and deemed to have been deleted from this Agreement only to the extent of such invalidity or violations and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
     13.12 Waiver. Subject to Applicable Laws and except as otherwise provided in this Agreement, any Party to this Agreement may extend the time for performance of any obligation under this Agreement of any other Party or waive compliance with any term or condition of this Agreement by any other Party. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by the Party granting such extension or waiver. No delay in asserting or exercising a right under this Agreement shall be deemed a waiver of that right.
     13.13 Further Assurances. At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary Third Parties shall) execute and do all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.
     13.14 Headings. The headings herein are for the convenience of the Parties only and shall not be used in the interpretation of the provisions hereof.

     13.15 Publicity. Except as required by Applicable Law or stock exchange rules, the Parties agree to keep this Agreement confidential until and except as they mutually agree on publicity. Subject to Applicable Law, all publicity regarding this Agreement shall be jointly planned and coordinated by and between the Parties.
     13.16 Force Majeure. Failure of either Party to perform its obligations under this Agreement (excepting the obligation to make payments) shall not subject such Party to any liability to the other if such failure is caused or occasioned by any Force Majeure. The Party suffering an event of Force Majeure shall immediately notify the other Party and the Parties shall cooperate in good faith in order to minimize the damages for the Parties; provided, however, that the Party whose performance has not been hindered by the Force Majeure shall have the right to terminate this Agreement, upon 30 (thirty) calendar days’ prior notice to the other, if an event of Force Majeure continues for more than [***] ([***]) consecutive months. Termination pursuant to the application of this Section 13.16 shall not constitute a breach of this Agreement on the part of either Party.
     13.17 Language. All written communication between the Parties or their Affiliates relating to this Agreement and its implementation shall be in English language.
[Signature Page Follows]

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     IN WITNESS THEREOF, the Parties hereto have caused this Agreement to be duly executed in duplicate by their authorized officers as of the Effective Date.

CHIESI FARMACEUTICI S.p.A.		CORNERSTONE THERAPEUTICS INC.

By: Name:	/s/ Paolo Chiesi Dr. Paolo Chiesi	By: Name:	/s/ Craig A. Collard Craig A. Collard
Title:	Vice President	Title:	President and CEO

Appendix A
to the License and Distribution Agreement made as of this 6th day of May, 2009 between Chiesi FARMACEUTICI S.p.A. and Cornerstone THERAPEUTICS Inc.

Trademark

CUROSURF®	USPTO Registration Number 1905266

Chiesi FARMACEUTICI S.p.A.	Cornerstone THERAPEUTICS Inc.

/s/ Paolo Chiesi (Signature)	/s/ Craig A. Collard (Signature)

Appendix B
to the License and Distribution Agreement made as of this 6th day of May, 2009 between Chiesi FARMACEUTICI S.p.A. and Cornerstone THERAPEUTICS Inc.
Floor Price equal to:
1.5 ml = [***]
3.0 ml = [***]
MINIMUM ORDER
500 units or multiples thereof, unless otherwise mutually agreed by the Parties

Chiesi FARMACEUTICI S.p.A.	Cornerstone THERAPEUTICS Inc.

/s/ Paolo Chiesi (Signature)	/s/ Craig A. Collard (Signature)

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

Appendix C
to the License and Distribution Agreement made as of this 6th day of May, 2009 between Chiesi FARMACEUTICI S.p.A. and Cornerstone THERAPEUTICS Inc.
Commercial Incentives + Minimum Commitments
During each contract year, on actual unit volumes of Product in excess of total volumes of Product above the previous year: Supply Price ([***]%) — [***]%

Minimum Commitments:	At least [***] FTEs devoted to the Product per calendar year

At least [***] per calendar year spent marketing expenses for the Product

Chiesi FARMACEUTICI S.p.A.	Cornerstone THERAPEUTICS Inc.

/s/ Paolo Chiesi (Signature)	/s/ Craig A. Collard (Signature)

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.